AUTODESK, INC. (ADSK)
THIRD QUARTER FISCAL 2019 EARNINGS ANNOUNCEMENT
NOVEMBER 20, 2018
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its investor relations website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, November 20, 2018 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the investor relations section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Adoption of ASC 606
Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under Accounting Standard Codification ("ASC") 606 and sales commissions are now reported under ASC 340. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings, though there may be immaterial shifts in the timing of revenue recognition due to the elimination of vendor-specific objective evidence (VSOE) requirements and other differences between the standards. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340 do not affect cash flows or subscriptions.

Third Quarter Fiscal 2019 Overview
(Results include an immaterial contribution from the recent acquisition of Assemble Systems, Inc.)

	3Q 2019 under ASC 606	3Q 2019 under ASC 605	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)	Management Comments
(in millions except per share data) (1) (2)
Subscription plan ARR	$1,925	$1,892	108%	105%	Growth in all subscription plan types, led by product subscriptions.
Maintenance plan ARR	$601	$597	(39)%	(39)%	Reflects the migration of maintenance plan subscriptions to product subscriptions.
Total ARR	$2,526	$2,489	33%	31%

Revenue	$661	$651	28%	26%	Growth in subscription plan revenue, led by product subscription revenue.
GAAP spend	$646	$640	5%	4%	Driven by increased cloud hosting fees and the adoption of ASC 340.
Non-GAAP spend	$569	$562	5%	4%	Driven by increased cloud hosting fees and the adoption of ASC 340.
GAAP diluted net loss per share	$(0.11)	$(0.08)	*	*
Non-GAAP diluted net income per share	$0.29	$0.28	*	*
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.
(3) Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.
(4) Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.
* Percentage is not meaningful.

Annualized Recurring Revenue (ARR) Review

(in millions) (1) (2)	ARR Under ASC 605		ARR Under ASC 606		Under ASC 606 3Q 2019	Under ASC 605 3Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Subscription plan ARR	$924	$1,175	$1,402	$1,682	$1,925	$1,892	108%	105%
Maintenance plan ARR	978	879	725	666	601	597	(39)%	(39)%
Total ARR	$1,902	$2,054	$2,126	$2,347	$2,526	$2,489	33%	31%

Recurring revenue	$476	$514	$532	$587	$631	$622
Recurring revenue as a percentage of total revenue	92%	93%	95%	96%	96%	96%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.
(3) Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.
(4) Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.

Total ARR for the third quarter increased 33 percent to $2.53 billion compared to the third quarter last year as reported, and 31 percent on a constant currency basis. On a sequential basis, total ARR increased 8 percent as reported, and 7 percent on a constant currency basis. Both the year-over-year and sequential growth in total ARR were driven by growth in all subscription plan types, led by product subscription, partially offset by a decrease in maintenance plan ARR.

Subscription plan ARR was $1.93 billion and increased 108 percent compared to the third quarter last year as reported, and 105 percent on a constant currency basis. Subscription plan ARR includes $415 million related to the maintenance-to-subscription (M2S) program. Year-over-year growth in subscription plan ARR was driven by growth in all subscription plan types, led by product subscription (including the M2S program). On a sequential basis, subscription plan ARR increased 14 percent as reported, and on a constant currency basis.  Sequential growth in subscription plan ARR was primarily driven by product subscription (including the M2S program).

Maintenance plan ARR was $601 million and decreased 39 percent compared to the third quarter last year as reported, and on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 10 percent as reported, and on a constant currency basis. Both the year-over-year and sequential decline in maintenance plan ARR were primarily driven by the migration of maintenance plan subscriptions to product subscriptions through the M2S program.

Core business ARR, which represents ARR from the combination of maintenance, product, and enterprise business agreement (EBA) subscriptions, was $2.44 billion and increased 33 percent compared to the third quarter last year and 7 percent sequentially. Cloud business ARR was $88 million and increased 36 percent compared to the third quarter last year and 17 percent sequentially.

Recurring revenue was 96 percent of total revenue compared to 92 percent of total revenue in the third quarter last year.

Under ASC 605

•	Total ARR was $2.49 billion and increased 31 percent year-over-year and 7 percent sequentially.

•	Subscription plan ARR was $1.89 billion and increased 105 percent year-over-year and 14 percent sequentially.

•	Maintenance plan ARR was $597 million and decreased 39 percent year-over-year and 10 percent sequentially.

•	Core business ARR was $2.40 billion and increased 31 percent year-over-year and 7 percent sequentially.

•	Cloud business ARR was $87 million and increased 35 percent year-over-year and 13 percent sequentially.

Subscription Review

(in thousands) (1)	3Q 2018	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Subscription plan subscriptions	1,896	2,267	2,574	2,864	3,116
Maintenance plan subscriptions	1,693	1,449	1,243	1,071	962
Total subscriptions	3,589	3,716	3,817	3,936	4,078
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(1) For definitions, please view the Glossary of Terms later in this document.

Total subscriptions were 4.08 million, a net increase of 489,000, or 14 percent, compared to the third quarter last year and 143,000, or 4 percent, versus the second quarter of this year.

Subscription plan subscriptions were 3.12 million, a net increase of 252,000 from the second quarter of this year. Growth in subscription plan subscriptions was driven by growth in all subscription plan types, led by product subscription. Subscription plan subscriptions benefited from 71,000 maintenance subscribers that converted to product subscription under the M2S program. The M2S conversions reflect a conversion rate that was consistent with prior quarters at approximately one-third converted.

Maintenance plan subscriptions were 962,000, a net decrease of 109,000 from the second quarter of this year. Maintenance plan subscriptions decreased primarily as a result of the M2S program. The net decrease was expected and we will continue to see ongoing declines in maintenance plan subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and the number of customers that participate in the M2S program.

Core business subscriptions, which represent subscriptions from the combination of maintenance, product, and EBA subscriptions, were 3.55 million, a net increase of 90,000 from the second quarter of this year. Cloud business subscriptions were 532,000, a net increase of 53,000 from the second quarter of this year.

Annualized Revenue Per Subscription (ARPS) Review

	ARPS Under ASC 605		ARPS Under ASC 606		Under ASC 606 3Q 2019	Under ASC 605 3Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(1)	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Subscription plan ARPS	$487	$518	$544	$587	$618	$607	27%	25%
Maintenance plan ARPS	$577	$607	$583	$621	$624	$621	8%	7%
Total ARPS	$530	$553	$557	$596	$619	$610	17%	15%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.
(3) Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.

Our ARPS is currently, and will continue to be, affected by various factors including the maintenance-to-subscription (M2S) program, geography and product mix, promotions, sales linearity within a quarter, pricing changes, and foreign currency.

Subscription plan ARPS was $618 and increased $131 compared to the third quarter last year. On a sequential basis, subscription plan ARPS increased $31. Both the year-over-year and sequential increases in subscription plan ARPS were led by product subscription ARPS. When adjusted for the impact of the M2S program, subscription plan ARPS would have been $621, an increase of $29 sequentially.

Maintenance plan ARPS was $624 and increased $47 compared to the third quarter last year. On a sequential basis, maintenance plan ARPS increased $3. Both the year-over-year and sequential increases in maintenance plan ARPS were led by price changes implemented under the M2S program. When adjusted for the impact of the M2S program, maintenance plan ARPS would have been $617, an increase of $14 sequentially.

Total ARPS was $619 and increased $89 compared to the third quarter last year. On a sequential basis, total ARPS increased $23. Both the year-over-year and sequential increase in total ARPS were primarily driven by growth in subscription plan ARPS.

Core business ARPS, which represents ARPS from the combination of maintenance, product, and EBA subscriptions, was $687 and increased $114 compared to the third quarter last year, and $30 sequentially.

Cloud business ARPS was $165, a decrease of $2 compared to the third quarter last year, but an increase of $8 sequentially.

Under ASC 605

•	Subscription plan ARPS was $607 and increased $120 year-over-year and $26 sequentially.

•	Maintenance plan ARPS was $621 and increased $44 year-over-year and $4 sequentially.

•	Total ARPS was $610 and increased $80 year-over-year and $19 sequentially.

•	Core ARPS was $677 and increased $104 year-over-year and $27 sequentially.

Billings Review (1)
Billings for the third quarter were $654 million, an increase of 30 percent compared to the third quarter last year, driven by growth in subscription plan billings, in particular product subscription. Under ASC 605, billings were $661 million, an increase of 31 percent compared to the third quarter last year, driven primarily by growth in subscription plan billings, in particular product subscription. The adoption of ASC 606 does not impact cash flow.
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(1) For definitions, please view the Glossary of Terms later in this document.

Revenue Review

	Revenue Under ASC 605		Revenue Under ASC 606		Under ASC 606 3Q 2019	Under ASC 605 3Q 2019	Total Y/Y change, as reported (4)	Total Y/Y change under ASC 605 (5)
(in millions) (1)	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Subscription revenue	$231	$294	$350	$421	$481	$473	108%	105%
Maintenance revenue	244	220	181	166	150	149	(39)%	(39)%
Other revenue (2)	40	40	28	25	30	29	(26)%	(28)%
Total net revenue (3)	$515	$554	$560	$612	$661	$651	28%	26%

Direct revenue	30%	30%	29%	28%	28%
Indirect revenue	70%	70%	71%	72%	72%
___________
(1) For definitions, please view the Glossary of Terms later in this document.
(2) Previously called "License and other revenue."
(3) Totals may not agree with the sum of the components due to rounding.
(4) Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.
(5) Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.

Subscription revenue for the third quarter was $481 million, a 108 percent increase compared to the third quarter last year as reported, and 105 percent on a constant currency basis, primarily related to growth in subscription plan revenue, led by product subscription revenue.

Maintenance revenue for the third quarter was $150 million, a 39 percent decrease compared to the third quarter last year as reported, and on a constant currency basis, primarily related to migration of maintenance plan subscriptions to subscription plan.

Other revenue for the third quarter was $30 million, a 26 percent decrease compared to the third quarter last year as reported, and 27 percent on a constant currency basis, primarily related to a decrease in license revenue.

Total net revenue for the third quarter was $661 million, a 28 percent increase compared to the third quarter last year as reported, and 27 percent on a constant currency basis.

Under ASC 605

•	Subscription revenue for the third quarter was $473 million and increased 105 percent year-over-year and 14 percent sequentially.

•	Maintenance revenue for the third quarter was $149 million and decreased 39 percent year-over-year and 10 percent sequentially.

•	Other revenue for the third quarter was $29 million and decreased 28 percent year-over-year and 1 percent sequentially.

•	Total net revenue for the third quarter was $651 million and increased 26 percent year-over-year and 7 percent sequentially.

Revenue by Geography

	Revenue by Geography Under ASC 605		Revenue by Geography Under ASC 606		Under ASC 606 3Q 2019	Under ASC 605 3Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(in millions) (1)	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Americas	$215	$232	$234	$248	$269	$263	25%	23%
EMEA	$205	$221	$221	$248	$267	$263	30%	28%
Asia Pacific	$95	$100	$106	$116	$126	$125	32%	31%

Emerging Economies	$58	$64	$65	$74	$81	$79	40%	37%
Emerging as a percentage of Total Revenue	11%	12%	12%	12%	12%	12%
____________________
(1) Totals may not agree with the sum of the components due to rounding.
(2) Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.
(3) Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.

Revenue in the Americas was $269 million, an increase of 25 percent compared to the third quarter last year as reported and on a constant currency basis.

Revenue in EMEA was $267 million, an increase of 30 percent compared to the third quarter last year as reported, and 26 percent on a constant currency basis.

Revenue in APAC was $126 million, an increase of 32 percent compared to the third quarter last year as reported and on a constant currency basis.

Revenue from emerging economies was $81 million, an increase of 40 percent compared to the third quarter last year as reported, and 38 percent on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Under ASC 605

•	Revenue in the Americas was $263 million, an increase of 23 percent compared to the third quarter last year.

•	Revenue in EMEA was $263 million, an increase of 28 percent compared to the third quarter last year.

•	Revenue in APAC was $125 million, an increase of 31 percent compared to the third quarter last year.

•	Revenue in emerging economies was $79 million and increased 37 percent compared to the third quarter last year.

Revenue by Product Family

	Revenue by Product Family Under ASC 605		Revenue by Product Family Under ASC 606		Under ASC 606 3Q 2019	Under ASC 605 3Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
(in millions) (1) (2)	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Architecture, Engineering and Construction (AEC)	$195	$217	$222	$243	$264	$258	35%	32%
AutoCAD Product Family and AutoCAD LT	$143	$154	$156	$177	$191	$189	34%	32%
Manufacturing	$132	$136	$135	$146	$159	$154	20%	17%
Media and Entertainment (M&E)	$38	$40	$42	$42	$44	$45	16%	19%
Other	$8	$7	$5	$4	$4	$5	(41)%	(31)%
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

(2)
Due to changes in the go-to-market offerings of our AutoCAD product subscription, prior period balances have been adjusted to conform to current period presentation. AutoCAD product family now contains revenue from all AutoCAD vertical products, such as AutoCAD Architecture, AutoCAD Electrical, and AutoCAD Mechanical.

(3)	Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.

(4)	Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.

Revenue from our AEC product family was $264 million, an increase of 35 percent compared to the third quarter last year.

Revenue from our AutoCAD product family and AutoCAD LT was $191 million, an increase of 34 percent compared to the third quarter last year.

Revenue from our Manufacturing product family was $159 million, an increase of 20 percent compared to the third quarter last year.

Revenue from our M&E product family was $44 million, an increase of 16 percent compared to the third quarter last year.

Under ASC 605

•	Revenue from our AEC product family was $258 million and increased 32 percent year-over-year and 7 percent sequentially.

•	Revenue from our AutoCAD product family and AutoCAD LT was $189 million and increased 32 percent year-over-year and 8 percent sequentially.

•	Revenue from our Manufacturing product family was $154 million and increased 17 percent year-over-year and 4 percent sequentially.

•	Revenue from our M&E product family was $45 million and increased 19 percent year-over-year and 4 percent sequentially.

Foreign Currency Impact

(1)	Under ASC 605		Under ASC 606
(in millions)	3Q 2018	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Year-on-Year FX (Impact) Benefit on Total ARR	$(11)	$(1)	$9	$25	$37

Year-on-Year FX (Impact) Benefit on Total Revenue	$(3)	$—	$3	$7	$10
Year-on-Year FX (Impact) Benefit on Cost of Revenue and Operating Expenses	$(3)	$(12)	$(10)	$(6)	$1
Year-on-Year FX (Impact) Benefit on Operating Income	$(6)	$(12)	$(7)	$1	$11
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(1)	3Q19's year-on-year compares 3Q18 under ASC 605 and 3Q19 under ASC 606. As noted earlier, we adopted ASC 606 under the modified retrospective transition method.

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates and hedging was $37 million favorable on total ARR.

Compared to the third quarter of last year, the impact of foreign currency exchange rates, including the impact of our hedging program, was $10 million favorable on revenue and $1 million favorable on cost of revenue and operating expenses.

Cash Review and Balance Sheet Items

(in millions) (1) (2)	3Q 2018	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Cash Flow from Operating Activities	$(51)	$79	$(17)	$43	$39
Capital Expenditures	13	11	17	20	13
Free Cash Flow	$(64)	$68	$(34)	$23	$27

Depreciation, Amortization and Accretion	$25	$27	$24	$22	$24
Total Cash and Marketable Securities	$1,718	$1,514	$1,464	$1,298	$1,193
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.

Cash flow from operating activities during the third quarter was $39 million, an increase of $90 million compared to the third quarter last year, primarily related to growth in billings.

Free cash flow for the third quarter was $27 million, an increase of $91 million compared to the third quarter last year, primarily related to higher cash flow from operating activities.

Total cash and investments at the end of the third quarter was approximately $1.19 billion. Total debt at the end of the third quarter was $1.59 billion.

During the third quarter, Autodesk used $103 million to repurchase approximately 800 thousand shares of common stock at an average repurchase price of $131.42 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Deferred Revenue

	Deferred Revenue Under ASC 605		Deferred Revenue Under ASC 606		Under ASC 606 3Q 2019	Under ASC 605 3Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
(in millions) (1) (2)	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Deferred Revenue	$1,764	$1,955	$1,806	$1,800	$1,792	$1,934	2%	10%
Unbilled Deferred Revenue (5)	148	326	412	406	451	388	205%	163%
Total Deferred Revenue	$1,912	$2,281	$2,218	$2,205	$2,243	$2,322	17%	21%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.
(3) Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.
(4) Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.
(5) The adoption of ASC 606 required a change to the definition of unbilled deferred revenue. Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, license and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Deferred revenue was $1.79 billion, an increase of 2 percent compared to the third quarter last year and roughly flat compared to the second quarter of fiscal 2019.  Unbilled deferred revenue was $451 million, an increase of $45 million compared to the second quarter of fiscal 2019. The sequential increase in unbilled deferred revenue is related to the ongoing shift to annual billing terms for enterprise customers. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.24 billion, an increase of approximately 17 percent compared to the third quarter last year.

Under ASC 605

•	Total deferred revenue was $2.32 billion and increased 21 percent year-over-year and 2 percent sequentially.

•	Deferred revenue was $1.93 billion and increased 10 percent year-over-year and was 1 percent sequentially.

Margins and EPS Review (1)

			Margins and EPS Under ASC 606		Under ASC 606 3Q 2019	Under ASC 605 3Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Gross Margin
Gross Margin - GAAP	85%	87%	88%	89%	89%	89%
Gross Margin - Non-GAAP	86%	88%	89%	90%	90%	90%

Operating Expenses (in millions)
Operating Expenses - GAAP	$538	$663	$548	$567	$574	$567	7%	5%
Operating Expenses - Non-GAAP	$472	$506	$471	$494	$505	$498	7%	6%

Total Spend (in millions)
Total Spend - GAAP	$615	$736	$615	$636	$646	$640	5%	4%
Total Spend - Non-GAAP	$542	$571	$531	$556	$569	$562	5%	4%

Operating Margin
Operating Margin - GAAP	(19)%	(33)%	(10)%	(4)%	2%	2%
Operating Margin - Non-GAAP	(5)%	(3)%	5%	9%	14%	14%

Earnings Per Share
Basic and Diluted Net Loss Per Share - GAAP	$(0.55)	$(0.79)	$(0.38)	$(0.18)	$(0.11)	$(0.08)
Basic Net (Loss) Income Per Share - Non-GAAP	$(0.12)	$(0.09)	$0.07	$0.20	$0.30	$0.28
Diluted Net (Loss) Income Per Share - Non-GAAP	$(0.12)	$(0.09)	$0.06	$0.19	$0.29	$0.28

Weighted Average Shares
Basic and Diluted Net Loss Share Count - GAAP	219.6	219.1	218.6	219.0	218.9	218.9
Basic Net Income Share Count - Non-GAAP	219.6	219.1	218.6	219.0	218.9	218.9
Diluted Net Income Share Count - Non-GAAP	219.6	219.1	221.6	222.2	221.6	221.6
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(1)	A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

(2)	Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.

(3)	Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.

GAAP gross margin in the third quarter was 89 percent, compared to 85 percent in the third quarter last year. Non-GAAP gross margin in the third quarter was 90 percent, compared to 86 percent in the third quarter last year. The increase in both GAAP and non-GAAP gross margin is primarily related to the increase in revenue and lower costs of goods sold.

Both GAAP and non-GAAP operating expenses increased 7 percent year-over-year driven primarily by higher cloud hosting fees and the adoption of ASC 340.

Total GAAP spend (cost of revenue plus operating expenses) was $646 million, an increase of 5 percent compared to the third quarter last year as reported and on a constant currency basis. Absent ASC 340, total

GAAP spend was $640 million, an increase of 4 percent compared to the third quarter last year. Total non-GAAP spend was $569 million, an increase of 5 percent compared to the third quarter last year, and on a constant currency basis. Absent ASC 340, total non-GAAP spend was $562 million, an increase of 4 percent compared to the third quarter last year. The changes in both GAAP and non-GAAP total spend were primarily related to the higher operating expenses noted above.

GAAP operating margin was 2 percent compared to (19) percent in the third quarter last year. Non-GAAP operating margin was 14 percent compared to (5) percent in the third quarter last year. The changes in both GAAP and non-GAAP operating margin were primarily related to the increase in revenue, partially offset by modestly higher spend.

The third quarter GAAP effective tax rate was 306 percent. The third quarter non-GAAP effective tax rate was 19 percent. Note: At this stage of the business model transition, small shifts in geographic profitability significantly impact the GAAP effective tax rate.

GAAP diluted net loss per share for the third quarter was $(0.11). Under ASC 605 and absent ASC 340, GAAP diluted net loss per share was $(0.08). Non-GAAP diluted net income per share for the third quarter was $0.29. Under ASC 605 and absent ASC 340, non-GAAP diluted net income per share was $0.28.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the fourth quarter and full year fiscal 2019 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2019 is provided below or in the tables following these prepared remarks.

Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under ASC 606 and sales commissions are now reported under ASC 340. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings, though there may be immaterial shifts in the timing of revenue recognition due to the elimination of VSOE requirements and other differences between the standards. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340 do not affect cash flows or subscriptions.

This business outlook does not include any potential impact from the proposed acquisition of PlanGrid.

Fourth Quarter Fiscal 2019

Q4 FY19 Guidance Metrics	Q4 FY19 under ASC 606 (ending January 31, 2019)
Revenue (in millions)	$700 - $710 26% - 28%
EPS GAAP	$0.18 - $0.22
EPS non-GAAP (1)	$0.40 - $0.44
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(1) Non-GAAP earnings per diluted share excludes $0.30 related to stock-based compensation expense, $0.03 for the amortization of acquisition-related intangibles, ($0.01) related to restructuring and other exit costs, and ($0.10) related to GAAP-only tax charges.

Full Year Fiscal 2019

FY19 Guidance Metrics	FY19 under ASC 606 (ending January 31, 2019) (1)
Billings (in millions)	$2,610 - $2,640 (2) 17% - 19%
Revenue (in millions)	$2,533 - $2,543 (3) 23% - 24%
GAAP spend growth (cost of revenue plus operating expenses)	Approx (1%)
Non-GAAP spend growth (cost of revenue plus operating expenses) (4)	3%
EPS GAAP	($0.49) - ($0.45)
EPS non-GAAP (5)	$0.95 - $0.99
Net subscription additions	500k - 550k
Total ARR growth	30% - 31%
_______________
(1) The move to the new revenue standard results in an immaterial change to revenue and ARR and a $0.01 reduction to EPS, compared to what would have been recognized under ASC 605.
(2) Billings guidance reflects the initial impact of approximately $160 million for the adoption of ASC 606. This adjustment does not impact cash flow.
(3) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,495 - $2,505 million.
(4) Non-GAAP spend excludes $242 million related to stock-based compensation expense, $42 million related to restructuring and other facility exit costs, $30 million for the amortization of acquisition-related intangibles, and $5 million for acquisition related costs.
(5) Non-GAAP earnings per diluted share excludes $1.10 related to stock-based compensation expense, $0.14 related to restructuring charges & other exit costs, $0.13 for the amortization of acquisition-related intangibles, $0.09 of GAAP-only tax charges, $0.02 for acquisition related costs, and ($0.04) related to gains on strategic investments and dispositions.

The fourth quarter and full year fiscal 2019 outlook assume a projected annual effective tax rate of (279) percent and 19 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our fourth quarter fiscal 2019 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2019 and through the third quarter of fiscal 2020 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Core business: Represents the combination of maintenance, product, and EBA.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other revenue also includes software license revenue from the sale of our discontinued perpetual licenses.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs). Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription revenue: Includes subscription fees from product subscriptions, cloud service offerings, and enterprise business agreements (EBAs).

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and enterprise business agreements (EBAs), subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, license and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, other statements about our short-term targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS and ARR, statements about the expansion of our market opportunity, statements about our restructuring activities, statements regarding the impact of ASC 606 and ASC 340, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including: the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rates are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

GAAP cost of subscription and maintenance revenue	$54.8	$53.9	$159.3	$161.6
Stock-based compensation expense	(3.6)	(2.9)	(9.4)	(8.5)
Non-GAAP cost of subscription and maintenance revenue	$51.2	$51.0	$149.9	$153.1

GAAP cost of other revenue	$13.9	$19.6	$39.0	$56.0
Stock-based compensation expense	(1.3)	(1.0)	(3.0)	(3.1)
Non-GAAP cost of other revenue	$12.6	$18.6	$36.0	$52.9

GAAP amortization of developed technology	$3.6	$4.0	$10.6	$12.7
Amortization of developed technology	(3.6)	(4.0)	(10.6)	(12.7)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$588.6	$437.8	$1,623.6	$1,272.5
Stock-based compensation expense	4.9	3.9	12.4	11.6
Amortization of developed technology	3.6	4.0	10.6	12.7
Non-GAAP gross profit	$597.1	$445.7	$1,646.6	$1,296.8

GAAP marketing and sales	$297.6	$272.5	$863.1	$785.8
Stock-based compensation expense	(27.8)	(27.7)	(77.7)	(80.1)
Non-GAAP marketing and sales	$269.8	$244.8	$785.4	$705.7

GAAP research and development	$181.0	$191.8	$534.6	$573.3
Stock-based compensation expense	(20.6)	(20.1)	(57.1)	(61.7)

Non-GAAP research and development	$160.4	$171.7	$477.5	$511.6

GAAP general and administrative	$87.4	$68.8	$239.4	$225.1
Stock-based compensation expense	(10.9)	(13.4)	(28.3)	(29.5)
CEO transition costs (1)	—	—	0.1	(21.6)
Acquisition related costs	(1.8)	—	(4.3)	—
Non-GAAP general and administrative	$74.7	$55.4	$206.9	$174.0

GAAP amortization of purchased intangibles	$4.2	$4.7	$11.8	$15.3
Amortization of purchased intangibles	(4.2)	(4.7)	(11.8)	(15.3)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$3.7	$—	$40.0	$0.2
Restructuring and other exit costs, net	(3.7)	—	(40.0)	(0.2)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$573.9	$537.8	$1,688.9	$1,599.7
Stock-based compensation expense	(59.3)	(61.2)	(163.1)	(171.3)
Amortization of purchased intangibles	(4.2)	(4.7)	(11.8)	(15.3)
CEO transition costs (1)	—	—	0.1	(21.6)
Acquisition related costs	(1.8)	—	(4.3)	—
Restructuring and other exit costs, net	(3.7)	—	(40.0)	(0.2)
Non-GAAP operating expenses	$504.9	$471.9	$1,469.8	$1,391.3

GAAP spend	$646.2	$615.3	$1,897.8	$1,830.0
Stock-based compensation expense	(64.2)	(65.1)	(175.5)	(182.9)
Amortization of developed technology	(3.6)	(4.0)	(10.6)	(12.7)
Amortization of purchased intangibles	(4.2)	(4.7)	(11.8)	(15.3)
CEO transition costs (1)	—	—	0.1	(21.6)
Acquisition related costs	(1.8)	—	(4.3)	—
Restructuring and other exit costs, net	(3.7)	—	(40.0)	(0.2)
Non-GAAP spend	$568.7	$541.5	$1,655.7	$1,597.3

Non-GAAP Y/Y spend growth	5.0%
Foreign currency exchange impact	—%
ASC 340 impact	(1.0)%
Non-GAAP Y/Y spend growth excluding ASC 340 in constant currency	4.0%

GAAP income (loss) from operations	$14.7	$(100.0)	$(65.3)	$(327.2)
Stock-based compensation expense	64.2	65.1	175.5	182.9
Amortization of developed technology	3.6	4.0	10.6	12.7
Amortization of purchased intangibles	4.2	4.7	11.8	15.3
CEO transition costs (1)	—	—	(0.1)	21.6
Acquisition related costs	1.8	—	4.3	—
Restructuring and other exit costs, net	3.7	—	40.0	0.2
Non-GAAP income (loss) from operations	$92.2	$(26.2)	$176.8	$(94.5)

GAAP interest and other income (expense), net	$(3.2)	$(11.2)	$(10.4)	$(31.8)
(Gain) loss on strategic investments and dispositions, net	(2.9)	1.7	(9.5)	9.5

Restructuring and other exit costs, net	$(5.8)	$—	$(5.5)	$—
Non-GAAP interest and other expense, net	$(11.9)	$(9.5)	$(25.4)	$(22.3)

GAAP provision for income taxes	$(35.2)	$(8.6)	$(69.8)	$(34.4)
Discrete GAAP tax items	(3.6)	(2.5)	(12.3)	(10.2)
Income tax effect of non-GAAP adjustments	23.5	20.4	53.3	75.0
Non-GAAP (provision) benefit for income tax	$(15.3)	$9.3	$(28.8)	$30.4

GAAP net loss	$(23.7)	$(119.8)	$(145.5)	$(393.4)
Stock-based compensation expense	64.2	65.1	175.5	182.9
Amortization of developed technology	3.6	4.0	10.6	12.7
Amortization of purchased intangibles	4.2	4.7	11.8	15.3
CEO transition costs (1)	—	—	(0.1)	21.6
Acquisition related costs	1.8	—	4.3	—
Restructuring and other exit costs, net	(2.1)	—	34.5	0.2
(Gain) loss on strategic investments and dispositions, net	(2.9)	1.7	(9.5)	9.5
Discrete GAAP tax items	(3.6)	(2.5)	(12.3)	(10.2)
Income tax effect of non-GAAP adjustments	23.5	20.4	53.3	75.0
Non-GAAP net income (loss)	$65.0	$(26.4)	$122.6	$(86.4)

GAAP diluted net loss per share (2)	$(0.11)	$(0.55)	$(0.67)	$(1.79)
Stock-based compensation expense	0.28	0.30	0.79	0.83
Amortization of developed technology	0.02	0.02	0.06	0.06
Amortization of purchased intangibles	0.02	0.02	0.05	0.07
CEO transition costs (1)	—	—	—	0.09
Acquisition related costs	0.01	—	0.02	—
Restructuring and other exit costs, net	—	—	0.16	—
(Gain) loss on strategic investments and dispositions, net	(0.01)	0.01	(0.04)	0.05
Discrete GAAP tax items	(0.02)	(0.01)	(0.06)	(0.04)
Income tax effect of non-GAAP adjustments	0.10	0.09	0.24	0.34
Non-GAAP diluted net income (loss) per share (2)	$0.29	$(0.12)	$0.55	$(0.39)

GAAP diluted shares used in per share calculation	218.9	219.6	218.7	219.7
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	2.7	—	3.0	—
Non-GAAP diluted weighted average shares used in per share calculation	221.6	219.6	221.7	219.7
____________________

(1)
CEO transition costs include stock-based compensation of $16.6 million related to the acceleration of eligible stock awards in the nine months ended October 31, 2017. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Net income (loss) per share was computed independently for each of the periods presented; therefore the sum of the net loss per share amount for the quarters may not equal the total for the year.

	Q3 FY18	Q4 FY18	Q1 FY19	Q2 FY19	Q3 FY19
	(Unaudited)
GAAP gross margin	85%	87%	88%	89%	89%
Stock-based compensation expense	1%	1%	1%	1%	1%
Amortization of developed technology	1%	1%	1%	1%	1%
Non-GAAP gross margin (1)	86%	88%	89%	90%	90%

GAAP operating expenses	$538	$663	$548	$567	$574
Stock-based compensation expense	(61)	(58)	(51)	(53)	(59)
Amortization of purchased intangibles	(5)	(5)	(4)	(4)	(4)
Acquisition related costs	—	—	—	(3)	(2)
Restructuring and other exit costs, net	—	(94)	(23)	(14)	(4)
Non-GAAP operating expenses	$472	$506	$471	$494	$505

GAAP spend	$615	$736	$615	$636	$646
Stock-based compensation expense	(65)	(62)	(54)	(57)	(64)
Amortization of developed technology	(4)	(4)	(4)	(3)	(4)
Amortization of purchased intangibles	(5)	(5)	(4)	(4)	(4)
Acquisition related costs	—	—	—	(3)	(2)
Restructuring and other exit costs, net	—	(94)	(23)	(14)	(4)
Non-GAAP spend	$542	$571	$531	$556	$569

GAAP operating margin	(19)%	(33)%	(10)%	(4)%	2%
Stock-based compensation expense	13%	11%	10%	9%	10%
Amortization of developed technology	1%	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%	1%
Acquisition related costs	—%	—%	—%	—%	—%
Restructuring and other exit costs, net	—%	17%	4%	2%	1%
Non-GAAP operating margin (1)	(5)%	(3)%	5%	9%	14%

GAAP basic and diluted net loss per share	$(0.55)	$(0.79)	$(0.38)	$(0.18)	$(0.11)
Stock-based compensation expense	0.30	0.28	0.25	0.26	0.28
Amortization of developed technology	0.02	0.02	0.02	0.02	0.02
Amortization of purchased intangibles	0.02	0.02	0.02	0.01	0.02
Acquisition related costs	—	—	—	0.01	0.01
Restructuring and other exit costs, net	—	0.43	0.09	0.06	—
Loss (gain) on strategic investments and dispositions	0.01	0.03	(0.01)	(0.02)	(0.01)
Discrete GAAP tax provision items	(0.01)	(0.05)	—	(0.04)	(0.02)
Income tax effect of non-GAAP adjustments	0.09	(0.03)	0.07	0.07	0.10
Non-GAAP basic and diluted net (loss) income per share	$(0.12)	$(0.09)	$0.06	$0.19	$0.29

GAAP diluted weighted average shares used in per share calculation	219.6	219.1	218.6	219.0	218.9
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	3.0	3.2	2.7
Non-GAAP diluted weighted average shares used in per share calculation	219.6	219.1	221.6	222.2	221.6
____________________

(1)	Totals may not sum due to rounding.